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                                                        Exhibit 2.2


                               PURCHASE AGREEMENT

                          dated as of December 10, 1998

                                  by and among

                       CONDOR TECHNOLOGY SOLUTIONS, INC.,

                          GLOBAL CORE STRATEGIES, INC.,

                                       and

              The Sole Stockholder of GLOBAL CORE STRATEGIES, INC.






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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made as of December 10, 1998 by and among CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation ("CONDOR"), GLOBAL CORE STRATEGIES, INC., a Connecticut corporation ("GLOBAL"), and JERRY WARD, the sole stockholder of GLOBAL ("WARD").

         WHEREAS, CONDOR desires to purchase, and GLOBAL desires to sell, certain assets of GLOBAL, including the goodwill and all assets necessary for the operation of GLOBAL's business, on the terms and conditions set forth in this Agreement; and

         WHEREAS, in consideration of the direct and indirect benefits accruing to WARD as the sole stockholder of GLOBAL, WARD has agreed to join in GLOBAL's representations, warranties and covenants hereunder in order to induce CONDOR to enter into this Agreement, without which inducement CONDOR would not have entered into this Agreement;

         WHEREAS, CONDOR shall have the right to assign its rights hereunder to GLOBAL SUB (as hereinafter defined);

         WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this Agreement:

          "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. For the purposes hereof, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Balance Sheet Date" means September 30, 1998.

         "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by GLOBAL, any ERISA Affiliate, or any predecessor of any of the foregoing, under which any employee or former employee of GLOBAL, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights.

         "CONDOR" has the meaning set forth in the first paragraph of this Agreement.

         "CONDOR Charter Documents" has the meaning set forth in Section 3.1.

         "CONDOR's Closing Documents" has the meaning set forth in Section
1.7(b)

         "CONDOR Stock" means the common stock, par value $.01 per share, of CONDOR.

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         "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

         "Closing Date" has the meaning set forth in Section 1.6.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Earnout Price" has the meaning set forth in Section 1.4.

         "Earnout Payment Date" has the meaning set forth in Section 1.4(c).

         "Environmental Requirements" has the meaning set forth in Section 2.10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, GLOBAL or any predecessor of GLOBAL.

         "Expiration Date" has the meaning set forth in Section 2.

         "GAAP" means generally accepted accounting principles of the United States.

         "GLOBAL Charter Documents" has the meaning set forth in Section 2.1(a).

         "GLOBAL Closing Documents" has the meaning set forth in Section 1.7(a).

         "GLOBAL Interim Balance Sheet" is a statement which fairly presents GLOBAL's financial condition, assets and liabilities, and owners' equity as of September 30, 1998, and which is attached hereto as Schedule 1.

         "GLOBAL Stock" means the common stock, without par value, of GLOBAL.

         "GRANITE" means Granite Complete Solutions, LLC, a Connecticut limited liability company of which WARD is a member.

         "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, federal, state, local or otherwise.

         "Hazardous Materials" has the meaning set forth in Section 2.10(b).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Section 18a) and the rules and regulations promulgated thereunder.

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         "Intellectual Property" means all trademarks, service marks, trade dress, trade names, patents and copyrights and any registration or application for any of the foregoing, and any trade secret, invention, process, know-how, computer software or technology systems, and all of a party's rights thereto.

         "Knowledge," "knowledge," "the best knowledge of," "known to" or words of similar import used herein with respect to GLOBAL and WARD shall mean the actual knowledge of WARD, as the sole stockholder and chief executive officer of GLOBAL, together with the knowledge a reasonable business person in WARD's position would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

         "Laws" has the meaning set forth in Section 2.18.

         "Management Agreement" has the meaning set forth in Section 1.7.

         "Material Adverse Effect" means, with respect to any Person, any event or occurrence which would have a material adverse effect on such Person's business, condition (financial or other), properties, financial results, or to the knowledge of WARD and GLOBAL, business prospects.

         " Material Contract" means any lease, instrument or agreement set forth on Schedule 2.9, 2.10, 2.11, 2.12, 2.13, 2.15 or 2.16.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "1933 Act" means the Securities Act of 1933, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any natural person, corporation, limited liability company, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Price Determination Period" has the meaning set forth in Section
1.3(b).

         "Returns" has the meaning set forth at the end of Section 2.19.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.



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         "SEC" means the United States Securities and Exchange Commission.

         "Statutory Liens" has the meaning set forth in Section 4.3(e).

         "Tax" or "Taxes" has the meaning set forth at the end of Section 2.19.

         "Taxing Authority" has the meaning set forth at the end of Section
2.19.

         "Third Person" has the meaning set forth in Section 8.3.

         "WARD" has the meaning set forth in the first paragraph of this Agreement.

         "Year 2000 Compliant" means, with respect to GLOBAL's information technology (including computer software, computer firmware, and computer hardware, as well as similar or related items of automated, computerized or software systems that are used or relied on by GLOBAL in the conduct of its business), that such information technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       SALE AND TRANSFER OF GLOBAL ASSETS; CLOSING

         1.1      The GLOBAL Assets.

                  (a) At the Closing, GLOBAL will sell, convey, transfer and deliver to CONDOR, and CONDOR will purchase and receive from GLOBAL, all of the assets, rights, and tangible and intangible property of GLOBAL owned by GLOBAL and used in GLOBAL's business on the Closing Date (the "Purchased Assets"). The Purchased Assets shall include all property and assets owned by GLOBAL and/or used in its business, of every kind and description, wherever located, including all property, tangible or intangible, real, personal or mixed, accounts receivable, securities, deposits on contractual obligations or otherwise, claims and rights under contracts, GLOBAL's right to use the names "Global Core Strategies" and "Global Core Software" any derivatives or combinations thereof, and any other trade names previously used by GLOBAL, any logo or mark used by GLOBAL, and all books and records of GLOBAL relating to its business, all as the same shall exist on the Closing Date, including, without limitation, the assets and property listed or described in the Bill of Sale attached hereto as Exhibit
1.1 (the "Bill of Sale"), but excluding any and all assets listed or described on Schedule B to the Bill of Sale.



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                  (b) As soon after the Closing as practicable, GLOBAL shall take all actions required (including filing appropriate charter amendments with the Connecticut Secretary of State and executing assignments of trademarks and tradenames for filing with the Patent and Trademark Office) to enable CONDOR or CONDOR's wholly-owned subsidiary which will conduct GLOBAL's business with the Purchased Assets after the Closing ("GLOBAL SUB") to use the names "Global Core Strategies" and "Global Core Software" and any derivative or combination thereof that it may elect, and GLOBAL shall make no further use of any of such names.

         1.2 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets will be equal to (a) the "Closing Price," as defined below, plus (b) the "Earnout Price" as defined in Section 1.4, minus (c) the "Net Worth Adjustment," as defined in Section 1.5, plus (d) the amount of liabilities assumed by CONDOR pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 1.2 (the "Assumption Agreement"). The Closing Price shall be Thirty Two Million Dollars ($32,000,000). The consideration described in this
Section 1.2 shall be allocated among the Purchased Assets in a manner to be set forth in a Schedule 1.2 reasonably acceptable to the parties and to be appended hereto as soon after the Closing as practicable.

         1.3 Payment of the Closing Price. The Closing Price shall be paid as follows:

                  (a) An amount equal to Twenty One Million Five Hundred Thousand Dollars ($21,500,000) shall be payable at Closing by cashier's or certified check or wire transfer of same day funds to GLOBAL.

                  (b) CONDOR shall deliver to GLOBAL shares of CONDOR Stock valued at Eight Million Dollars ($8,000,000). The value of CONDOR Stock shall be determined based on the average of the closing price per share for CONDOR Stock for the ten (10) trading days immediately preceding the date which is three (3) trading days immediately prior to the Closing Date, the Earnout Payment Date, or other payment date, as applicable, as reported on the Nasdaq National Market. The foregoing ten (10) day period shall be referred to as the "Price Determination Period." In the event that there shall be no trade on any trading day within the Price Determination Period, or if the Nasdaq National Market shall fail to report a closing price on any such day, the closing price for such day shall be the average of the closing bid price and the closing asked price as reported by the Nasdaq National Market. In the event of a dividend payable in shares of CONDOR Stock, or the combination or subdivision of CONDOR Stock, the calculation for determining the value per share of CONDOR Stock shall be appropriately adjusted to reflect such event.

                  (c) An amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Escrowed Funds") shall be retained in escrow by CONDOR pursuant to an Escrow Agreement in the form attached hereto as Exhibit 1.3(c) (the "Escrow Agreement"), subject to preparation of the Closing Date Balance Sheet and any Net Worth Adjustment to the Purchase Price determined and effectuated in accordance with Section 1.5 of this Agreement, and subject to GLOBAL's and WARD's indemnity obligations hereunder.



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         1.4      Earnout Price.

                  (a) The Earnout Price shall be determined as follows: For the twelve (12) month period ending December 31, 1999, the Earnout Price shall be the lesser of $9,000,000 or Six (6) times the amount of the "Pre-tax Earnings" (as defined in Section 1.4(b) below) that exceeds $5,000,000 but is less than $6,500,000, if any, for 1999.

                  (b) For purposes of this Agreement, "Pre-tax Earnings" shall mean, as to each fiscal year or portion thereof, the earnings attributable to GLOBAL's business, as conducted by GLOBAL SUB, after interest, depreciation and amortization, but before federal and state taxes, calculated in accordance with GAAP, subject to the following adjustments:

                           (i) No effect shall be given to any intercompany
costs or charges imposed by CONDOR for services provided with respect to GLOBAL SUB (other than charges for services provided by CONDOR that were previously arranged for and independently paid by GLOBAL);

                           (ii) No effect shall be given to the amortization of
intangible assets resulting from the transactions contemplated by this Agreement;

                           (iii) The amount of management fees paid by GRANITE
to GLOBAL SUB pursuant to the Management Agreement referenced in Section 1.7 below, shall be included in the amount determined in Subsection 1.4(b) above; and

                           (iv) Pre-tax Earnings for the twelve (12) month
period ending December 31, 1999 shall reflect all costs or other charges imposed for services or products provided by CONDOR to GLOBAL SUB for use in connection with the servicing of GLOBAL's customers.

Pre-tax Earnings shall be determined by GLOBAL in accordance with GAAP as reported on financial statements prepared at the direction of WARD and shall be subject to review and audit by CONDOR or its representatives (at CONDOR's expense and without charge to Pre-tax Earnings) if there are any questions which cannot be resolved directly between CONDOR and GLOBAL management personnel.

                  (c) The Earnout Price, if any, payable for 1999 shall be paid ninety (90) days after the end of 1999 (the "Earnout Payment Date") and shall be paid as follows: (i) Twenty Five Percent (25%) of the Earnout Price shall be paid by CONDOR by cashier's or certified check or wire transfer, and (ii) Seventy Five Percent (75%) of the Earnout Price shall be paid by CONDOR's delivery of CONDOR Stock valued with respect to the Earnout Payment Date as set forth in Section 1.3(b).

                  (d) CONDOR agrees that it shall, through December 31, 1999, vest in GLOBAL SUB the assets and business of GLOBAL, and continue the operation of GLOBAL SUB as a wholly-owned subsidiary of CONDOR owning the assets and continuing the business of GLOBAL, and that it shall not voluntarily cause the dissolution or termination of GLOBAL SUB's corporate existence.

         1.5. Net Worth Adjustment. The "Net Worth Adjustment" shall be the amount, if any, by which Four Million Dollars ($4,000,000) exceeds GLOBAL's "Net Worth" (defined below).



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                  (a) For the purposes hereof, "Net Worth" shall be determined based upon the balance sheets prepared for GLOBAL as of the Closing Date (the "Closing Date Balance Sheet") and shall be equal to GLOBAL's stockholders' equity (within the meaning of GAAP) as of the Closing Date. Closing Date Net Worth shall be determined by GLOBAL in accordance with GAAP as reported on the Closing Date Balance Sheet prepared at the direction of WARD within fifteen (15) days after the Closing, and shall be subject to review and audit by CONDOR or its representatives (at CONDOR's expense and without charge to Pre-tax Earnings) if there are any questions which cannot be resolved directly between CONDOR and GLOBAL management personnel. CONDOR shall complete such audit within thirty (30) days after receipt of the Closing Date Balance Sheet.

                   (b) CONDOR shall deduct the Net Worth Adjustment determined in accordance with Section 1.5(a) above, if any, from the Escrowed Funds, provided that if the amount paid to the Escrow Agent is less than the Net Worth Adjustment after final determination thereof, GLOBAL shall, upon demand, pay the amount of the shortfall to CONDOR.

          1.6. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place on December 9, 1998, or such other date as the parties shall mutually determine (the "Closing Date").

          1.7 Closing Obligations. At the Closing:

                  (a) GLOBAL and WARD shall deliver or cause to be delivered to CONDOR the following ("GLOBAL Closing Documents"):

                           (i) The Bill of Sale;

                           (ii) The Assumption Agreement;

                           (iii) Assignments of Lease, signed by each of
GLOBAL's landlords, in the form of Exhibit 1.7(a)(iii) attached hereto (the "Lease Assignments"); provided that CONDOR may elect to proceed with Closing notwithstanding GLOBAL's inability to obtain GLOBAL's landlords' consents to the Lease Assignments, it being understood and agreed that CONDOR's election will not have the effect of excusing GLOBAL's and WARD's obligation to provide indemnity for such failure pursuant to Section 8.1(e);

                           (iv) A Management Services Agreement in the form of
Exhibit 1.7(a)(iv) executed by GRANITE and GLOBAL SUB (the "Management Agreement");

                           (v) A Consulting Agreement between CONDOR and WARD in
the form of Exhibit 1.7(a)(v), executed by WARD (the "Consulting Agreement");

                           (vi) Employment agreements in the form of Exhibit
1.7(a)(vi), executed by such key employees of GLOBAL and/or GRANITE as shall be identified by CONDOR and WARD and listed on Schedule 1.7(a)(vi) hereto (collectively, the "Employment Agreements");



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                           (vii) The Escrow Agreement, executed by GLOBAL and
WARD;

                           (viii) If WARD identifies such employees prior to the
Closing, one or more option grant certificates in the form of Exhibit 1.7(a)(viii) hereto (the "Stock Option Agreements") pursuant to which CONDOR shall grant to those employees of GLOBAL SUB identified on Schedule 1.7(a)(viii) hereto (including WARD) non-qualified stock options under the CONDOR Stock Option Plan, exercisable for an aggregate of One Hundred Thousand (100,000) shares of CONDOR Stock, executed by the employees identified on Schedule 1.7(a)(viii) hereto. The options referenced herein shall be exercisable in three
(3) annual installments at an exercise price equal to the market value of the CONDOR Stock as of the date of grant;

                           (ix) A certificate executed by GLOBAL and WARD to the
effect that (A) except as otherwise stated in such certificate, GLOBAL's and WARD's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) GLOBAL and WARD have performed and complied with all covenants and conditions required to be performed or complied with by GLOBAL and/or WARD prior to or at the Closing; and

                           (x) A Certificate of Existence for GLOBAL as of a
recent date from the Connecticut Secretary of State.

                  (b) CONDOR shall deliver or cause to be delivered to GLOBAL and WARD the following ("CONDOR's Closing Documents"):

                           (i) A certificate executed by CONDOR to the effect
that (A) except as otherwise stated in such certificate, CONDOR's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; (B) CONDOR has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing; and (C) attesting to the incumbency of officers executing documents on behalf of CONDOR;

                           (ii) The portions of the Purchase Price described in
Sections 1.3(a) and 1.3(b);

                           (iii) The Escrowed Funds to the Escrow Agent in
accordance with Section 1.3(c), together with the Escrow Agreement executed by CONDOR and the Escrow Agent;

                           (iv) The Bill of Sale, Assumption Agreement, and
Lease Assignments;

                           (v) The Consulting Agreement and the Employment
Agreements executed by CONDOR;

                           (vi) The Stock Option Agreements executed by CONDOR;
and

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                           (vii) A good standing certificate for CONDOR from the
State of Delaware.

                  (c) CONDOR on the one hand, and GLOBAL and WARD on the other hand, shall also deliver such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.

         1.8. GLOBAL Employees. CONDOR shall, through GLOBAL SUB, employ all of GLOBAL's employees, and all of such employees shall be hired at initial salaries or wage rates of not less than the salaries or wages paid to them by GLOBAL as of the Closing Date. The GLOBAL employees so employed by CONDOR shall be subject to GLOBAL SUB's and CONDOR's personnel management and administrative policies, procedures and guidelines. Unless a GLOBAL employee has an Employment Agreement specifying different terms, each GLOBAL employee so hired shall be an employee "at will." For periods after the Closing Date, CONDOR shall continue the employee benefits provided by GLOBAL to its employees, subject to the following:

                  (a) GLOBAL SUB shall assume GLOBAL's liabilities arising after the Closing Date under its 401(k) Plan, which shall be amended (i) to exclude participation by GRANITE employees, and (ii) to exclude the plan's application to all of GLOBAL's and GLOBAL SUB's ERISA Affiliates;

                  (b) GLOBAL SUB shall not assume any liability or responsibility under GLOBAL's medical reimbursement plan; and

                  (c) CONDOR and GLOBAL SUB shall have the right, after January 1, 1999, to substitute CONDOR's employee benefits package for the benefits previously provided by GLOBAL.

2.       REPRESENTATIONS AND WARRANTIES OF GLOBAL AND WARD

         GLOBAL and WARD, jointly and severally, represent and warrant to CONDOR that all of the following representations and warranties in this Section 2 are true and correct at the date of this Agreement. The parties agree that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that (a) the representations and warranties set forth in Section 2.19 hereof shall survive until such time as the statute of limitations period has run for all tax periods ended on or prior to the Closing Date, which shall be deemed to be the Expiration Date for Section 2.19, and (b) any representations and warranties relating to potential claims of NgaiOn Young (the "Young Claims") shall survive until such time as the statute of limitations for such claims has run, which shall be deemed the Expiration Date for the Young Claims.

         2.1 Due Organization. GLOBAL is a corporation duly incorporated and validly existing under the laws of its state of its incorporation, and is duly authorized and qualified in such state to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places in such state and in the manner as now conducted, to own or hold under lease the properties and assets in such state it now owns or holds under lease, and to perform all of its obligations under the Material Contracts, except where the absence of any of the foregoing would not have a Material Adverse Effect. True, complete and correct copies of the Certificate or Articles of Incorporation and By-laws, each as amended, of GLOBAL (the "GLOBAL Charter Documents") will be delivered to CONDOR pursuant to



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Section 6.4 hereof. The minute books and stock records of GLOBAL, as heretofore made available to CONDOR, are correct and complete in all material respects.

         2.2 Authorization. WARD has the power, capacity and authority, and GLOBAL has the corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GLOBAL and the consummation of the transactions contemplated on its part have been authorized by its Board of Directors and sole stockholder. No other corporate proceedings on the part of GLOBAL are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by GLOBAL and WARD and is a valid and binding agreement of each of GLOBAL and WARD, enforceable in accordance with its terms, subject to the operation and effect of applicable bankruptcy, insolvency, moratorium, reorganization, receivership or other similar laws, statutes or rules now or hereafter in effect affecting the rights of creditors generally, and subject to the fact that enforceability of certain provisions of this Agreement may require the application of certain principles of equity which lie within the discretion of a court and which may be unavailable. No present or former stockholder or other stakeholder in GLOBAL has any claims against WARD or GLOBAL which would result from or arise out of the transactions contemplated hereby.

         2.3 GLOBAL Stock. The authorized capital stock of GLOBAL is as set forth in Schedule 2.3. All of the issued and outstanding shares of capital stock of GLOBAL are owned by WARD, free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind, other than those arising under applicable federal and state securities laws. None of such shares were issued in violation of the preemptive rights of any past or present stockholders.

         2.4 Title to Purchased Assets. Except for leased property (in which it holds a valid leasehold interest), and except as set forth on Schedule 2.4, GLOBAL owns good and marketable title, free and clear of all liens and encumbrances, to all of the material properties and assets shown on the GLOBAL Financial Statements (defined below), or acquired thereafter, except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business consistent with past practice, and except for such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the property subject thereto, or otherwise impair its business operations.

         2.5      [INTENTIONALLY OMITTED].

         2.6 Financial Statements. WARD has delivered to CONDOR copies of the following financial statements: Balance Sheets and Income Statements, at and for each of the years ended December 31, 1995, 1996 and 1997 and for the nine-month period ended September 30, 1998 prepared by or on behalf of GLOBAL (the "GLOBAL Financial Statements"). Each of the GLOBAL Financial Statements is consistent with the books and records of GLOBAL (which, in turn, are accurate and complete in all material respects) and fairly presents GLOBAL's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in compliance with GAAP, consistently applied among the periods which are the subject of the GLOBAL Financial Statements.

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

         2.7 Liabilities and Obligations. WARD and GLOBAL have delivered to CONDOR an accurate list (which is set forth on Schedule 2.7) as of the Balance Sheet Date of (i) all liabilities of GLOBAL in excess of $10,000 which are not reflected in the GLOBAL Financial Statements at the Balance Sheet Date, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which GLOBAL is a party. To WARD's and GLOBAL's knowledge, GLOBAL is Year 2000 Compliant. Except as set forth on
Schedule 2.7, since the Balance Sheet Date, GLOBAL has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. WARD and GLOBAL have also set forth on
Schedule 2.7, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or are being contested, the following information:

                  (a) a summary description of the liability, together with: (i) copies of all relevant documentation relating thereto; (ii) amounts claimed and any other action or relief sought; and (iii) the name of claimant(s) and all other parties to the claim, suit or proceeding;

                  (b) the name of each court or agency before which such claim, suit or proceeding is pending;

                  (c) the date such claim, suit or proceeding was instituted;
and

                  (d) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         2.8 Accounts and Notes Receivable. WARD and GLOBAL have delivered to CONDOR an accurate list (which is set forth on Schedule 2.8) of the accounts and notes receivable of GLOBAL as of October 31, 1998, and including receivables from and advances to employees and WARD. Except to the extent reflected on
Schedule 2.8 or as otherwise disclosed to CONDOR in writing, the accounts, notes and other receivables shown on Schedule 2.8 are and shall be, and WARD and GLOBAL have no reason to believe that any such account receivable is not or shall not be, collectible in the amounts shown (in the case of the accounts and notes receivable set forth on Schedule 2.8, net of reserves reflected in the balance sheet calculated consistent with the reserves as of the Balance Sheet
Date).

         2.9      Intellectual Property; Permits and Intangibles.

                  (a) GLOBAL owns or has licenses to all Intellectual Property the absence of any of which would have a Material Adverse Effect on GLOBAL, and GLOBAL has delivered to CONDOR an accurate list (which is set forth on Schedule 2.9(a)) of all material Intellectual Property owned by GLOBAL (other than processes or know-how). Each item of material Intellectual Property owned by or licensed by GLOBAL is valid and in full force and effect. Except as set forth on
Schedule 2.9(a), all right, title and interest in and to each item of Intellectual Property owned by GLOBAL is not subject to any license or royalty arrangement. To WARD's and GLOBAL's knowledge, and except as set forth on
Schedule 2.9(a), none of the Intellectual Property owned by or licensed by GLOBAL nor any product sold or licensed by GLOBAL, infringes any Intellectual Property right of any other entity and to WARD's and GLOBAL's knowledge, no material Intellectual Property owned by GLOBAL is infringed upon by any other entity, in each such case, except such infringement as would not have a Material Adverse Effect. Except as specifically provided in Schedule 2.9(a) or 2.9(b), the transactions contemplated by this Agreement will not (i) to WARD's and GLOBAL's knowledge, result in the infringement by GLOBAL of any Intellectual Property right of any other entity, (ii) infringe any Intellectual Property listed on Schedule 2.9(a), or (iii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to GLOBAL by, any licenses, franchises, permits or government authorizations listed on Schedule 2.9(b).

                  (b) GLOBAL has delivered to CONDOR an accurate list and description (which is set forth on Schedule 2.9(b)) of all material governmental licenses, franchises, permits and other governmental authorizations, including material permits, titles, licenses, franchises and certificates (it being understood that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.10). The licenses, franchises, permits and other governmental authorizations listed on Schedule 2.9(b) are valid, and GLOBAL has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization, except for such cancellation, terminations or failures to renew as would not have a Material Adverse Effect.

         2.10     Environmental Matters.

                  (a) Except as set forth on Schedule 2.10:

                           (i) GLOBAL is and at all times has been in compliance
in all material respects with all Environmental Requirements, and

                           (ii) GLOBAL possesses all material permits, licenses
and certificates required by all Environmental Requirements, and has filed all notices or applications required thereby.

As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended to date.

                  (b) Except as disclosed on Schedule 2.10 or as would not have a Material Adverse Effect:

                           (i) GLOBAL has not been subject to, or received any
notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property currently or formerly owned, leased or used by (A) GLOBAL or (B) any other Person that has, at any time, disposed of Hazardous Materials on behalf of GLOBAL;

                           (ii) WARD has no knowledge of any basis on which such
notice would be received by, or such action would be brought against, GLOBAL;
and

                           (iii) There are no pending or, to the knowledge of
WARD and GLOBAL, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment against GLOBAL.

"Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and (D) asbestos in any form or condition.

                  (c) WARD does not have any knowledge of any past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any material Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving GLOBAL under any Environmental Requirements or related common law theories which would have a Material Adverse Effect except as identified on Schedule 2.10.

         2.11 Personal Property. GLOBAL and WARD have delivered to CONDOR an accurate list (which is set forth on Schedule 2.11) of (a) all personal property with a fair market value individually in excess of $10,000 which is included (or that will be included) in "furniture, fixtures and equipment" (or similarly named line item) on the balance sheet of GLOBAL as of the Balance Sheet Date,
(b) all other personal property owned by GLOBAL with a value individually in excess of $10,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property with a value individually in excess of $10,000, including, in the case of each of (a), (b) and (c), (1) true, complete and correct copies of all such leases which have been provided to CONDOR's counsel, and (2) a listing of the capital costs of all such assets which are subject to capital leases. Except as set forth on Schedule 2.11, (i) all personal property with a value individually in excess of $10,000 used by GLOBAL in its business is either owned by GLOBAL or leased by GLOBAL pursuant to a lease included on Schedule 2.11, (ii) all of the personal property listed on Schedule 2.11 is in good working order and condition, ordinary wear and tear excepted, other than such property, the condition of which would not have a Material Adverse Effect, and (iii) all leases and agreements included on Schedule 2.11 are in full force and effect and constitute valid and binding agreements of GLOBAL, and to WARD's and GLOBAL's knowledge, of the other parties (and their successors) thereto in accordance with their respective terms, except such agreements the invalidity of which would not have a Material Adverse Effect.

         2.12 Significant Customers; Material Contracts and Commitments. GLOBAL has delivered to CONDOR an accurate list (which is set forth on Schedule 2.12) of all of its significant customers, it being understood and agreed that a "significant customer," for purposes of this Section 2.12, means a customer (or Person or entity) representing 5% or more of GLOBAL's annual revenues as of the Balance Sheet Date. Except to the extent set forth on Schedule 2.12, none of GLOBAL's significant customers has canceled or substantially reduced or, to the knowledge of WARD and GLOBAL, is currently attempting or threatening to cancel, a contract or substantially reduce utilization of the services provided by GLOBAL.

         Except as listed or described on Schedule 2.12, as of or on the date hereof, GLOBAL is not a party to or bound by, nor do there exist any, contracts relating to or in any way affecting the operation or ownership of GLOBAL's business that are of a type described below:

                  (a) any collective bargaining arrangement with any labor union or any such agreement currently in negotiation or proposed;

                  (b) any contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of real property in excess of $10,000, other than in GLOBAL's ordinary course of business;

                  (c) any contract, written or otherwise, for the purchase, maintenance, or acquisition of services materials, supplies, merchandise, machinery, equipment, parts or other property which requires aggregate future payments by GLOBAL of greater than $10,000;

                  (d) any contract, written or otherwise, for the sale or furnishing of services, materials, supplies, merchandise, machinery, equipment, parts or other property which entitles GLOBAL to receive payments of greater than $10,000;

                  (e) any contract relating to the borrowing of money, or the guaranty of another Person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

                  (f) any contract granting any Person a lien on any of the assets of GLOBAL, in whole or in part;

                  (g) any contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 2.10), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                  (h) any contract granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of GLOBAL's business other than in the ordinary course of business;

                  (i)      any contract under which GLOBAL is

                           (i) a lessee or sublessee of any machinery,
equipment, vehicle or other tangible personal property or real property, or

                           (ii) a lessor of any real property or tangible
personal property owned by GLOBAL,
in either case having an original value in excess of $10,000;

                  (j) any contract providing for the indemnification of any officer, director, employee or other Person, where such indemnification may exceed the sum of $10,000;

                  (k) any joint venture or partnership contract; and

                  (l) any other contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves payments in excess of $10,000.

         GLOBAL has provided CONDOR with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 2.12 or as would not have a Material Adverse Effect, each Material Contract is a valid and binding obligation of GLOBAL, enforceable against GLOBAL in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 2.12, GLOBAL has performed all material obligations required to be performed by it under each Material Contract and neither GLOBAL nor, to the knowledge of WARD and GLOBAL, any other party to any Material Contract, are (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder; and there exists no condition which, to the knowledge of WARD and GLOBAL, would constitute a breach or default thereunder. GLOBAL has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise. No Material Contract is in an "overrun" (as defined in Section 8.1(c) below) position.

         2.13     Real Property.

                  (a) GLOBAL owns no real property.

                  (b) Schedule 2.13(b) includes an accurate list of real property leases to which GLOBAL is a party. Counsel to CONDOR has been provided with true, complete and correct copies of all leases and agreements in respect of such real property leased by GLOBAL. Except as set forth on Schedule 2.13(b), all of such leases included on Schedule 2.13(b) are in full force and effect and constitute valid and binding agreements of GLOBAL and, to WARD's and GLOBAL's knowledge, of the parties (and their successors) thereto in accordance with their respective terms.

         2.14     Insurance.

                  (a) GLOBAL has delivered to CONDOR:

                           (i) true and complete copies of all policies of
insurance to which GLOBAL is a party or under which GLOBAL, or any director or officer of GLOBAL (in his capacity as a director or officer), is or has been covered at any time within two (2) years preceding the date of this Agreement;

                           (ii) true and complete copies of all pending
applications for policies of insurance; and

                           (iii) any statement by the auditor of GLOBAL's
financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Schedule 2.14(b) describes:

                           (i) any formal self-insurance arrangement by or
affecting GLOBAL, including any reserves established thereunder; any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by GLOBAL; and

                           (ii) all material obligations of GLOBAL to third
parties with respect to insurance (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.

                  (c) Schedule 2.14(c) sets forth, by year, for the current policy year and each of the preceding two (2) policy years:

                           (i) a summary of the loss experience under each
policy;

                           (ii) a statement describing each claim under an
insurance policy for an amount in excess of $5,000, which sets forth:

                                    (A)      the name of the claimant;

                                    (B)      a description of the policy by
                                             insurer, type of insurance and
                                             period of coverage; and

                                    (C)      the amount and a brief description
                                             of the claim; and

                           (iii) a statement describing the loss experience for
all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on Schedule 2.14(d) or as would not have a Material Adverse Effect::

                            (i) All policies to which GLOBAL is a party or that
provide coverage to GLOBAL:

                                    (A)     are valid, outstanding and
                                            enforceable;
                                    (B)     taken together (including formal
                                            self-insurance, if any), provide in
                                            all material respects customary
                                            insurance for the assets and the
                                            operations of GLOBAL for all risks
                                            normally insured against by a Person
                                            carrying on the same business or
                                            businesses of GLOBAL;
                                    (C)     are sufficient for compliance with
                                            all legal requirements and Material
                                            Contracts to which GLOBAL is a party
                                            or by which it is bound; and
                                    (D)     will continue in full force and
                                            effect following the Closing in
                                            accordance with their respective
                                            terms;

                           (ii)     GLOBAL has not received:

                                    (A)     any refusal of coverage or any
                                            notice that a defense will be
                                            afforded with reservation of rights,
                                            or
                                    (B)     any notice of cancellation or any
                                            other indication that any insurance
                                            policy is no longer in full force or
                                            effect or will not be renewed or
                                            that the issuer of any policy is not
                                            willing or able to perform its
                                            obligations thereunder;

                           (iii) GLOBAL has paid all premiums due, and has
otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any director thereof; and

                           (iv) GLOBAL has given notice to the insurer of all
claims known by it to be insured thereby.

         2.15     Compensation; Employment Agreements; Organized Labor Matters.

                  (a) GLOBAL has delivered to CONDOR an accurate list (which is set forth on Schedule 2.15) showing all officers, directors, and employees of GLOBAL receiving annual compensation in excess of Forty Thousand Dollars ($40,000), listing all employment agreements with all officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such Persons as of (i) the Balance Sheet Date, and (ii) if different, the date hereof. GLOBAL has provided to CONDOR true, complete and correct copies of any employment agreements for Persons listed on Schedule 2.15. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

                  (b) Except as set forth on Schedule 2.15, there is no, and within the last three (3) years GLOBAL has not experienced any, strike, picketing, boycott, work stoppage or slowdown, other labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor, pending or, to WARD's and GLOBAL's knowledge, threatened against GLOBAL; nor is there, to the knowledge of WARD and GLOBAL, any basis for any such allegation, charge or complaint. There is no request directed to GLOBAL for union or similar representation pending and, to WARD's and GLOBAL's knowledge, no question concerning representation has been raised. To WARD's and GLOBAL's knowledge, except as contemplated by Section 1.8 hereof, no key employee and no group of employees has any plans to terminate employment with GLOBAL. GLOBAL has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except where the failure to do so would not have a Material Adverse Effect. GLOBAL is not liable for any arrearages of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulation.

         2.16 Employee Plans. GLOBAL has delivered to CONDOR an accurate listing (which is set forth on Schedule 2.16) showing all Benefit Plans of GLOBAL, together with true, complete and correct copies of such Benefit Plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. GLOBAL is not required to contribute to any Benefit Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of GLOBAL's employees.

         2.17 Compliance with ERISA. All Benefit Plans that are intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters (or, in the case of a standardized prototype plan, opinions) have been delivered to CONDOR's counsel. Except as set forth on Schedule 2.17, all reports and other documents required to be filed with any Governmental Authority or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been provided to CONDOR. Neither WARD, any such Benefit Plan, GLOBAL, nor any "disqualified person" or "party in interest" as such terms are defined in Section 4975 of the Code or Section 3(14) of ERISA has engaged in any non-exempt transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA, and GLOBAL has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the PBGC. WARD further represents that, except as set forth on Schedule 2.17:

                  (a) There have been no terminations, partial terminations or discontinuance of contributions to any such Benefit Plan intended to qualify under Section 401 (a) of the Code without notice to and approval by the Internal Revenue Service;

                  (b) No such Benefit Plan subject to the provisions of Title IV of ERISA has been terminated;

                  (c) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Benefit Plan;

                  (d) GLOBAL has not incurred liability under Section 4062 of ERISA;

                  (e) No circumstances exist pursuant to which GLOBAL could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi-employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any ERISA Affiliate;

                  (f) GLOBAL is not now, nor can it as a result of its past activities become, liable to the PBGC or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA;

                  (g) All Benefit Plans and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations;

                  (h) All accrued contribution obligations of GLOBAL with respect to any Benefit Plan have either been fulfilled in their entirety or are fully reflected on the balance sheet of GLOBAL as of the Balance Sheet Date.

                  (i) No claim, lawsuit, arbitration or other action has been threatened, asserted, or instituted against any Benefit Plan or related trust, any trustee or fiduciaries thereof, GLOBAL, or any director, officer or employee thereof;

                  (j) No Benefit Plan is under audit or investigation by any Governmental Authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                  (k) Each Benefit Plan intended to meet requirements for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, 132 or 401(a) of the Code is in material compliance with applicable requirements under the Code;

                  (l) With respect to each Benefit Plan that is funded fully or partially through an insurance policy, GLOBAL has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Balance Sheet Date;

                  (m) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions;

                  (n) Neither GLOBAL nor any ERISA Affiliate, maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, the federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminated employee;

                  (o) Neither GLOBAL nor any officer or employee of GLOBAL, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Benefit Plan; and

                  (p) GLOBAL has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

         2.18 Conformity with Law; Litigation. Except as set forth on Schedule
2.10 or Schedule 2.18, or as would not have a Material Adverse Effect, GLOBAL has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its business

(collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect on GLOBAL. Without limiting the generality of the foregoing, GLOBAL has complied with all applicable federal, state and local Laws relating to antitrust and trade regulations.

         Except to the extent set forth on Schedule 2.7 or Schedule 2.10 or as set forth on Schedule 2.18 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 2.18):

                  (a) There is no suit, action, proceeding, claim, order or, to WARD's and GLOBAL's knowledge, investigation pending or, to WARD's and GLOBAL's knowledge, threatened against either GLOBAL or any Benefit Plan, or any fiduciary of any such Benefit Plan or, to the knowledge of WARD and GLOBAL, pending or threatened against any of the officers, directors or employees of GLOBAL with respect to GLOBAL's business or proposed business activities or to which GLOBAL is otherwise a party, which would have a Material Adverse Effect on GLOBAL, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to WARD's and GLOBAL's knowledge, is there any basis for any such Claims.

                  (b) GLOBAL is not subject to any judgment, order or decree of any court or Governmental Authority; GLOBAL has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. GLOBAL is not engaged in any legal action to recover monies due it or for damages sustained by it.

                  (c) Except as set forth on Schedule 2.18, GLOBAL's current insurance is adequate to cover all pending or threatened Claims, GLOBAL has given all required notice of such Claims to its appropriate insurance carrier(s), and/or all such claims have been fully reserved for on the GLOBAL Financial Statements. Schedule 2.18 lists the insurer for each Claim covered by insurance or designates each Claim, or portion of each Claim, as uninsured and the individual and aggregate policy limits for the insurance covering each insured Claim and the applicable policy deductibles for each insured Claim.

Schedule 2.18 sets forth all closed litigation matters to which GLOBAL was a party during the three (3) years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

         2.19     Taxes.  Except as set forth on Schedule 2.19:

                  (a) All material Returns required to have been filed by or with respect to GLOBAL have been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon in all material respects. All Taxes with respect to items or periods covered by all such Returns (whether or not shown on any Return) owed by GLOBAL have been paid.

                  (b) The provisions for Taxes due by GLOBAL in the GLOBAL Financial Statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of GLOBAL.

                  (c) GLOBAL is not a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which GLOBAL does not file Returns that it is or may be subject to taxation by that jurisdiction that is unresolved or if adversely determined would have a Material Adverse Effect on GLOBAL.

                  (d) GLOBAL has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (e) There is no dispute or claim concerning any Tax liability of GLOBAL either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to GLOBAL. No issues have been raised in any examination by any Taxing Authority with respect to GLOBAL which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 2.19(e) lists all federal, state, local and foreign income Tax Returns filed by GLOBAL for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. GLOBAL has delivered to CONDOR complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, GLOBAL since January 1, 1991.

                  (f) GLOBAL has not waived any statute of limitations, the waiver of which remains in effect on the date hereof, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (g) GLOBAL has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible (i) under Section 280G of the Code or (ii) as compensation under Section 162(m) of the Code or any similar provision under state and/or local law.

                  (h) GLOBAL is not a party to any Tax allocation or sharing agreement.

                  (i) GLOBAL is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                  (j) To GLOBAL's and WARD's knowledge, the Internal Revenue Service has not proposed or threatened accounting method changes of GLOBAL that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

                  (k) GLOBAL has not received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

                  (l) GLOBAL has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

                (m) GLOBAL is a "small business corporation" within the meaning of Subchapter S of the Code and has maintained a valid election to be an "S corporation" under Subchapter S of the Code and the equivalent provisions of all applicable state income tax statutes since July 19, 1991.

                  For purposes of this Section 2.19, the following definitions shall apply:

                  "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax with any Taxing Authority or Governmental Authority.

                  "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges similar to taxes, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any Governmental Authority, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

         2.20 No Violations. GLOBAL is not in violation of the GLOBAL Charter Documents, and GLOBAL is not in default under any Material Contract. Except as set forth on Schedule 2.20, (a) the rights and benefits of GLOBAL under the Material Contracts will not be adversely affected by the transactions contemplated hereby, and (b) the execution of this Agreement and the performance by WARD and GLOBAL of their obligations hereunder and the consummation by WARD and GLOBAL of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts or the GLOBAL Charter Documents, or (ii) require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other party. Except as set forth on Schedule 2.20, none of the Material Contracts requires notice to, or consent or approval of, any Governmental Authority or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. Except as set forth on Schedule 2.20, none of the Material Contracts prohibits or restricts GLOBAL from freely providing services to any other customer or potential customer of GLOBAL.

         2.21 Government Contracts. Except as set forth on Schedule 2.21, GLOBAL is not a party to any governmental contract subject to price redetermination or renegotiation.

         2.22 Business Conduct. Except as set forth on Schedule 2.22, since the Balance Sheet Date, GLOBAL has conducted its business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as forth on Schedule 2.22, since the Balance Sheet Date, there has not been any:

                  (a) Material adverse change in GLOBAL's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or, to WARD's and GLOBAL's knowledge, business prospects;

                  (b) Damage, destruction or loss of any property owned by GLOBAL or used in the operation of the business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $10,000 affecting GLOBAL's property, financial status or business;

                  (c) Voluntary or involuntary sale, transfer, surrender, abandonment or other disposition of any kind by GLOBAL of any assets or property rights (tangible or intangible), having a replacement cost or fair market value in excess of $10,000, except in each case the sale of inventory and collection of accounts in the ordinary course of business consistent with past custom and practices, other than the distributions to WARD contemplated by Section 4.10;

                  (d) Loan or advance by GLOBAL to any party other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

                  (e) Except as specifically contemplated by Section 4.10, any declaration, setting aside, or payment of any dividend or other distribution in respect to GLOBAL's capital stock or ownership interests, any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate;

                  (f) Incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

                  (g) Issuance by GLOBAL of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

                  (h) Cancellation, waiver or release by GLOBAL of any material debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

                  (i) Amendment of the GLOBAL Charter Documents;

                  (j) Amendment or termination of any Material Contract, other than expiration of such contract in accordance with its terms;

                  (k) Change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by GLOBAL;

                  (l) Discharge or satisfaction of any material liability, encumbrance or payment of any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practices or cancellation of any debts or claims;

                  (m) Sale or assignment by GLOBAL of any material tangible assets other than in the ordinary course of business;

                  (n) Capital expenditures or commitments therefor by GLOBAL other than in the ordinary course of business in excess of $10,000 in the aggregate;

                  (o) Charitable contributions or pledges by GLOBAL in excess of $5,000 in the aggregate;

                  (p) Mortgage, pledge or other encumbrance of any asset of GLOBAL other than in the ordinary course of business;

                  (q) Adoption, amendment or termination of any Benefit Plan;

                  (r) Increase in the benefits provided under any Benefit Plan;
or

                  (s) An occurrence or event not included in clauses (a) through
(r) that has resulted in or might be expected to have a Material Adverse Effect on GLOBAL, other than as permitted by clauses (a) through (r).

         2.23 Deposit Accounts; Powers of Attorney. GLOBAL has delivered to CONDOR an accurate schedule (which is set forth on Schedule 2.23) as of the date of this Agreement of:

                  (a) the name of each financial institution in which GLOBAL has accounts or safe deposit boxes;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account and account number; and

                  (d) the name of each Person authorized to draw thereon or have access thereto.

Schedule 2.23 also sets forth the name of each Person, corporation, firm or other entity holding a general or special power of attorney from GLOBAL and a description of the terms of such power of attorney.

         2.24 Relations with Governments. GLOBAL has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause GLOBAL to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         2.25 Disclosure. The representations and warranties of WARD and GLOBAL contained in this Agreement, the Schedules to this Agreement provided by WARD and GLOBAL, the certificates and the other documents furnished by WARD and GLOBAL to CONDOR pursuant hereto, taken as a whole, present fairly the business and operations of GLOBAL for the time periods with respect to which such information was requested. GLOBAL's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which GLOBAL is a party, or to which its properties are subject, or by any other fact or circumstance regarding GLOBAL (which fact or circumstance was, or should reasonably, after due inquiry, have been known to WARD and GLOBAL) that is not disclosed pursuant hereto or thereto.

         2.26 Prohibited Activities. Except as set forth on Schedule 2.26, GLOBAL has not, between the Balance Sheet Date and the date hereof, taken any of the actions set forth in Section 4.3.

         2.27 Affiliate Transactions. Schedule 2.27 sets forth the parties to and the date, nature and amount of (a) each transaction or series of similar transactions (other than payments of salary and bonus which are reflected as line items in the GLOBAL Financial Statements) involving the transfer of any cash, property or rights in which the amount involved individually or collectively exceeded $5,000 to or from GLOBAL, from, to, or for the benefit of WARD, a former stockholder, Affiliate or former Affiliate of GLOBAL ("GLOBAL Affiliate Transactions") during the period commencing January 1, 1994 through the date hereof, and (b) any existing commitments of GLOBAL to engage in the future in any GLOBAL Affiliate Transactions. Each GLOBAL Affiliate Transaction was effected on terms equivalent to those which would have been established in an arm's-length negotiation, except as disclosed on Schedule 2.27.

         2.28 HSR Compliance. GLOBAL is not engaged in manufacturing, has less than $10 million in total assets, and has less than $100 million in annual revenues (all as determined in accordance with the HSR Act).

         2.29 Misrepresentation. None of the representations and warranties set forth in this Agreement, the certificates and the other documents furnished to CONDOR pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Any disclosure on any Schedule attached hereto may be deemed to be incorporated and disclosed on any other Schedule unless such additional disclosure could not reasonably be concluded from the context of the actual disclosure. No disclosure of any matter on any Schedule shall constitute a representation or admission by WARD or GLOBAL that such matter is "material" or would have a Material Adverse Effect.

3.       REPRESENTATIONS OF CONDOR

         CONDOR represents and warrants to WARD and GLOBAL that all of the following representations and warranties in this Section 3 are true and correct at the date of this Agreement, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months.

         3.1 Due Organization. CONDOR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under any material agreement to which it is a party or by which its properties are bound. True, complete and correct copies of the Certificate of Incorporation and By-Laws, each as amended, of CONDOR (the "CONDOR Charter Documents") are attached to the Secretary's Certificate delivered to WARD in accordance with Section 5.6 hereof.

         3.2 Authorization. The representatives of CONDOR executing this Agreement have the authority to execute and deliver this Agreement and to bind CONDOR to perform its obligations hereunder. The execution and delivery of this Agreement by CONDOR and the performance by CONDOR of its obligations under this Agreement and the consummation by CONDOR of the transactions contemplated hereby have been, or will have been on or before the date of the Closing, duly authorized by all necessary corporate action in accordance with applicable law and the Certificate of Incorporation and By-Laws of CONDOR. Each share of CONDOR Stock to be issued to WARD on the Closing Date will be duly and validly authorized and issued, free and clear of all liens, claims and other encumbrances and fully paid and nonassessable. This Agreement constitutes the valid and binding obligation of CONDOR, enforceable in accordance with its terms.

         3.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement by CONDOR nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on CONDOR or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-Laws of CONDOR or of any contract, agreement, mortgage or other instrument or obligation of any nature to which CONDOR is a party or by which CONDOR is bound.

         3.4. Delivery of Documents; Securities Law Matters. CONDOR has made available to WARD its (a) 1997 Annual Report on Form 10-K, (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and (c) S-1 Registration Statement effective June 4, 1998 (collectively, the "CONDOR Commission Reports"). As of their respective dates, the CONDOR Commission Reports do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 5, 1998, CONDOR has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the applicable rules and regulations promulgated thereunder.

         3.5. Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to WARD as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.       COVENANTS PRIOR TO CLOSING

         4.1      Access and Cooperation; Due Diligence.

                  (a) Between the date of this Agreement and the Closing Date, GLOBAL will afford to the officers and authorized representatives of CONDOR access during business hours upon reasonable prior notice to all of GLOBAL's sites, properties, books and records and will furnish CONDOR with such additional financial and operating data and other information as to the business and properties of GLOBAL as CONDOR may from time to time reasonably request. WARD and GLOBAL will cooperate with CONDOR and its representatives, including CONDOR's auditors and counsel, in the preparation of any documents or other materials which may be required in connection with the transactions contemplated by this Agreement. CONDOR and WARD will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 10.

                  (b) CONDOR will cooperate with GLOBAL and WARD, and their representatives, auditors and counsel, in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. WARD and GLOBAL will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 10.

         4.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, GLOBAL will:

                  (a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

                  (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) perform in all material respects its obligations under agreements relating to or affecting its assets, properties or rights;

                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) maintain and preserve its respective business organizations intact and use its best efforts to retain present key employees and relationships with suppliers, customers and others having business relations with GLOBAL;

                  (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities; and

                  (g) maintain present debt and lease instruments in accordance with their respective terms and not enter into new or amended debt or lease instruments, provided that debt and/or lease instruments may be replaced if such replacement instruments are on terms at least as favorable to GLOBAL as the instruments being replaced.

         4.3 Prohibited Activities. Between the date hereof and the Closing Date, except as specifically contemplated hereby, GLOBAL will not, without the prior written consent of CONDOR:

                  (a) make any change in the GLOBAL Charter Documents;

                  (b) grant or issue any securities, options, warrants, calls, conversion rights or commitments of any kind relating to securities of any kind;

                  (c) except as set forth in Section 4.10 below, declare or pay any dividend, or make any distribution, whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any of the GLOBAL Stock;

                  (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice) or involves an amount not in excess of $5,000, and except for payment of legal fees and other transaction expenses which GLOBAL reasonably believes would not reduce GLOBAL's Net Worth substantially below Four Million Dollars ($4,000,000), it being understood and agreed that: (i) for the purposes of this Section 4.3(d), "substantially below" means a variance of more than One Hundred Thousand Dollars ($100,000), and (ii) any deficiency shall be addressed via the Net Worth Adjustment);

                  (e) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of the business of GLOBAL, (ii)(A) liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (ii) being referred to herein as "Statutory Liens"), or (iii) liens set forth on Schedule 2.7 and 2.12 hereto;

                  (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

                  (g) negotiate for the acquisition of any business or the start-up of any new business;

                  (h) merge or consolidate or agree to merge or consolidate with or into any other entity;

                  (i) waive any material right or claim of GLOBAL, provided that GLOBAL may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included on Schedule 2.8 unless specifically listed thereon;

                  (j) commit a material breach, materially amend or terminate any Material Contract;

                  (k) except as specifically contemplated by this Agreement, enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or

                  (l) except in the ordinary course of business or as required by Law or contractual obligations, GLOBAL will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in GLOBAL's business, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in GLOBAL's business, (iv) amend or enter into a new Plan (except as required by Law) or amend or enter into a new collective bargaining agreement, or (v) engage in any GLOBAL Affiliate Transaction.

         4.4 No Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by CONDOR in connection with its due diligence review and the preparation and execution of this Agreement, WARD and GLOBAL agree that neither they nor their representatives, agents, employees or Affiliates will, after the execution of this Agreement until the earlier of (a) the termination of this Agreement, or (b) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning GLOBAL) any acquisition proposal relating to or affecting GLOBAL or any part of it, or any direct or indirect interests in GLOBAL, whether by purchase of assets or stock, purchase of interests, merger or other transaction ("Acquisition Transaction"), and that WARD will promptly advise CONDOR of the terms of any communications WARD or GLOBAL may receive or become aware of relating to any bid for all or any part of GLOBAL.

         4.5 Notification of Certain Matters. WARD shall give prompt notice to CONDOR of (a) the occurrence or non-occurrence of any event of which GLOBAL or WARD have knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of WARD contained herein to be untrue or inaccurate in any material respect at Closing, and (b) any material failure of WARD to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder. CONDOR shall give prompt notice to WARD of (a) the occurrence or non-occurrence of any event of which CONDOR has knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of CONDOR contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of CONDOR to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.5 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to
Section 4.6, (b) modify the conditions set forth in Sections 5 and 6, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         4.6 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this

Agreement, would have been required to be set forth or described in the Schedules; provided, however, that supplements and amendments to Schedules 2.7, 2.8, 2.11, and 2.12 shall only have to be delivered at the Closing Date, unless such Schedule is to be amended to reflect an event occurring other than in the ordinary course of business. No supplement or amendment to a Schedule shall be deemed to cure any breach of any representation and warranty by either party made in this Agreement, provided that if the party to whom a supplemental or amending disclosure was made proceeds to Closing, that party shall be deemed to have waived such breach of representation and warranty and any remedies which might have been available with respect thereto.

         4.7 Prospectus; Registration Statement. CONDOR has delivered to WARD and GLOBAL a Prospectus with respect to the shares of CONDOR Stock to be issued to GLOBAL as part of the Purchase Price. CONDOR shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of the CONDOR Stock as part of the Purchase Price. CONDOR and GLOBAL will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders or shareholders and such other matters as may be necessary or advisable for any filings under any Blue Sky laws and any other statement or application made by or on behalf of CONDOR or GLOBAL to any governmental body in connection with the transactions contemplated by this Agreement.

         4.8 The Nasdaq Stock Market Additional Shares Notification. CONDOR will file an additional shares notification with The Nasdaq Stock Market to approve for listing, subject to official notice of its issuance, the shares of CONDOR Stock to be issued in connection herewith. CONDOR shall exercise reasonable good faith efforts to cause the shares of CONDOR Stock to be issued as part of the Purchase Price to be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

         4.9. Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

         4.10. Certain Distributions to WARD. Before the Closing, GLOBAL shall be permitted to make distributions of property consisting of GLOBAL's rights to accounts receivable (other than ordinary course accounts receivable) owed by GRANITE to GLOBAL, which shall be converted to a 10-year promissory note, subject to such limitations on payment as may be set forth in the Management Agreement) to WARD, to an extent which GLOBAL reasonably believes will not reduce GLOBAL's Net Worth substantially below Four Million Dollars ($4,000,000), it being understood and agreed that: (a) for the purposes of this Section 4.10, "substantially below" means a variance of more than One Hundred Thousand Dollars ($100,000), and (b) any deficiency shall be addressed via the Net Worth Adjustment).

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF WARD AND GLOBAL

         The obligations of WARD and GLOBAL with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 5. As of the Closing Date, all conditions not satisfied as to which WARD or GLOBAL has notice shall be deemed to have been waived by WARD and GLOBAL unless either of them has objected by notifying CONDOR in writing of such objection on or before the consummation of the transactions on the Closing Date.

         5.1 Representations and Warranties. All representations and warranties of CONDOR contained in the Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to WARD and GLOBAL.

         5.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by CONDOR on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and certificates to the foregoing effect dated on the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to WARD and GLOBAL.

         5.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         5.4 Consents and Approvals. All necessary consents of and filings required to be obtained or made by CONDOR with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

         5.5 Good Standing Certificates. CONDOR shall have delivered to WARD and GLOBAL a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the Delaware Secretary of State, showing that CONDOR is in good standing.

         5.6 Secretary's Certificate. WARD and GLOBAL shall have received a certificate or certificates, dated the Closing Date and signed by the corporate secretary of CONDOR, certifying the truth and correctness of attached copies of the CONDOR's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving CONDOR's entering into this Agreement and the consummation of the transactions contemplated hereby.

         5.7 CONDOR's Closing Documents. CONDOR shall have executed and delivered CONDOR's Closing Documents.

         5.8 Registration Statement. The Registration Statement under which the CONDOR Stock is registered shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of CONDOR Stock to be issued pursuant hereto, and no stop order suspending the effectiveness of any qualification or registration of such CONDOR Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

         5.9 Nasdaq Stock Market Additional Shares Notification. The CONDOR Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance by CONDOR.

         5.10 Opinion of Counsel. WARD and GLOBAL shall have received an opinion from counsel to CONDOR, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.10.

         5.11 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to CONDOR which would constitute a Material Adverse Effect on CONDOR, and CONDOR shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of CONDOR to conduct its business.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF CONDOR

         The obligations of CONDOR with respect to actions to be taken on the Closing Date, are subject to the satisfaction or waiver on or prior to the Closing Date, as the case may be, of all of the conditions set forth in this
Section 6. As of the Closing Date all conditions not satisfied as to which CONDOR has notice shall be deemed to have been waived by CONDOR unless it has objected by notifying WARD in writing of such objection on or before the consummation of the transactions on the Closing Date.

         6.1 Representations and Warranties. All the representations and warranties of WARD and GLOBAL contained in this Agreement shall be true and correct in all material respects as of the Closing Date; and WARD and GLOBAL shall have delivered to CONDOR certificates dated the Closing Date and signed by them to such effect.

         6.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by WARD and GLOBAL on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date and WARD shall have delivered to CONDOR certificates dated the Closing Date and signed by him to such effect.

         6.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         6.4 Secretary's Certificate. CONDOR shall have received a certificate or certificates, dated the Closing Date and signed by the corporate secretary of GLOBAL, certifying the truth and correctness of attached copies of GLOBAL's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving GLOBAL's entering into this Agreement and the consummation of the transactions contemplated hereby.

         6.5 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to GLOBAL which would constitute a Material Adverse Effect on GLOBAL, and

GLOBAL shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of GLOBAL to conduct its business.

         6.6 Opinion of Counsel. CONDOR shall have received an opinion from Counsel to WARD and GLOBAL, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.6.

         6.7 Consents and Approvals. All necessary consents of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made and all necessary consents and approvals of third parties, including those listed on Schedule 2.20, as well as the consent any of GLOBAL's lenders and SAP America, Inc., shall have been obtained.

         6.8 Existence. WARD shall have delivered to CONDOR a certificate, dated as of a date no earlier than ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authority in GLOBAL's state of incorporation or organization.

         6.9 GLOBAL Closing Documents. WARD and/or GLOBAL shall have executed and/or delivered GLOBAL Closing Documents.

         6.10 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to CONDOR.

7.       COVENANTS OF CONDOR, GLOBAL AND WARD AFTER CLOSING

         7.1. Additional Options. To the extent not granted at the Closing pursuant to Section 1.7 hereof, CONDOR shall make available to GLOBAL SUB non-qualified stock options under the CONDOR Stock Option Plan, exercisable for an aggregate of One Hundred Thousand (100,000) (less any issued pursuant to Section 1.7) shares of CONDOR Stock, for grant to such employees of GLOBAL SUB as shall be mutually designated by CONDOR and senior management of GLOBAL SUB.

         7.2. Restrictions on CONDOR Stock. Notwithstanding the fact that the CONDOR Stock delivered to GLOBAL shall be registered, GLOBAL and WARD agree that, except as specifically set forth herein, for a period of one (1) year after the delivery of CONDOR Stock, neither GLOBAL nor WARD will transfer, or permit the transfer of, any CONDOR Stock. For the purposes of this Section 7.2, "transfer" shall mean any voluntary or involuntary act by which GLOBAL or WARD makes, or attempts or purports to make, or suffers to occur, any gift, sale, mortgage, pledge, assignment, hypothecation, encumbrance or other disposition of any CONDOR Stock, or interest therein, owned by either of them. The term "transfer" includes any purported transfer, assignment, sale or other disposition by assignment or operation of law, as a result of the appointment of a trustee in bankruptcy, under any judgment or order, as the result of the appointment of a receiver, or as a result of any assignment for the benefit of creditors. Notwithstanding the foregoing, nothing in this Section 7.2 shall be construed to prevent (a) the transfer by GLOBAL of CONDOR Stock to WARD, and (b) any transfer which takes place upon the death of WARD, to WARD's estate or to an heir at law.

         7.3. Access to Books and Records. After the Closing, CONDOR and GLOBAL shall afford WARD with reasonable access to GLOBAL's books and records (as they relate to periods prior to the Closing) for the purpose of completing tax returns, responding to IRS audits or handling other inquiries, and satisfying other legal and regulatory requirements.

8.       INDEMNIFICATION

         WARD, GLOBAL and CONDOR, agree as follows:

         8.1 General Indemnification by WARD and GLOBAL. WARD and GLOBAL, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless CONDOR and GLOBAL SUB at all times, from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and reasonable expenses of investigation) incurred by CONDOR and GLOBAL SUB as a result of or arising from:

                   (a) Any breach of the representations and warranties of WARD and GLOBAL set forth herein or on the schedules or certificates delivered in connection herewith;

                  (b) Any breach of any agreement on the part of WARD or GLOBAL under this Agreement, it being understood and agreed that the Expiration Date for a claim of breach of any such agreement shall be eighteen (18) months after the date performance was due;

                  (c) Any obligations for payment or performance under any Material Contract which, as of the Closing Date, is in an "overrun" (defined below) position, to the extent of such overrun, and only if such overrun was not accrued or otherwise reflected on the GLOBAL Financial Statements or the Closing Date Balance Sheet. For the purposes hereof, a Material Contract shall be deemed to be in an "overrun" position if the cost of GLOBAL's performance thereunder exceeds the consideration contractually agreed upon or is expected to exceed the consideration contractually agreed upon, and the "overrun" shall be the amount of such excess;

                  (d) Any debt, liability or obligation of GLOBAL (whether known or unknown, absolute or contingent) not assumed by CONDOR and/or GLOBAL SUB under the Assumption Agreement;

                  (e) Any debt, liability or obligation suffered as a result of WARD and GLOBAL having failed to obtain the consent to the transactions contemplated hereby of a party to a Material Contract, it being understood and agreed that, because of the exigencies of time and contract relationships, WARD and GLOBAL may not seek or obtain certain consents;

                  (f) Any debt, liability or obligation suffered as a result of the parties having failed to comply with any applicable laws governing bulk sales or transfers;

                  (g) The Young Claim, for which it is understood and agreed the Expiration Date shall be the date on which any applicable statutes of limitation have run; and

                  (h) Any obligation or liability reflected on Schedule 8.1 hereto, whether or not such obligation or liability has been excepted from the representations and warranties of WARD and GLOBAL by disclosure on a Schedule or otherwise.

         8.2 Indemnification by CONDOR. CONDOR covenants and agrees that it will indemnify, defend, protect and hold harmless WARD and GLOBAL at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by WARD or GLOBAL as a result of or arising from (a) any breach by CONDOR of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, or (b) any breach of any agreement on the part of CONDOR under this Agreement, it being understood and agreed that the Expiration Date for a claim of breach of any such agreement shall be eighteen (18) months after the date performance was due.

         8.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Third Person or of the commencement of any action or proceeding by a Person not a party to this Agreement (a "Third Person"), the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 8.1 or 8.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person, plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

         8.4. Limitations and Conditions on Indemnification. Except as otherwise specifically provided in this Agreement:

                  (a) Except for liability for breaches of the representations and warranties contained in Sections 2.2 and 2.19 hereof, and except for the Young Claim, for which there shall be no minimum claim, CONDOR and the other Persons or entities indemnified pursuant to Section 8.1 shall not assert any claim for indemnification hereunder against WARD or GLOBAL until such time as, and with respect to any individual claim, unless and until such claim or claims, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000). Except for claims for payment of Purchase Price and other obligations of CONDOR in Sections 1, 7.1 and 7.3, for which there shall be no minimum claim, WARD and GLOBAL shall not assert any claim for indemnification hereunder against CONDOR until such time as, and solely to the extent that, the aggregate of all claims which WARD and GLOBAL may have against CONDOR exceeds Fifty Thousand Dollars ($50,000).

                  (b) In the event CONDOR has a claim against GLOBAL or WARD hereunder, CONDOR shall first proceed against the Escrowed Funds, if any. If such Escrowed Funds are inadequate to satisfy CONDOR's claims, CONDOR shall the have the right, upon written notice, to offset indemnification amounts due to it pursuant to this Agreement against payments due to WARD, if any, under (i) this Agreement, (ii) the Consulting Agreement, and/or (iii) any other contract contemplated by, or referred to in, this Agreement. WARD and GLOBAL shall remain personally liable for any deficiency.

                  (c) Notwithstanding any other term of this Agreement, GLOBAL and WARD shall not be liable under this Section 8 for an amount which exceeds, in the aggregate, One-Third (1/3) of the proceeds received by GLOBAL in connection with this Agreement, provided that the Young Claims shall not be counted for the purposes of this limit, and this limit shall not apply to the Young Claims.

                  (d) Indemnity obligations of GLOBAL and WARD hereunder may, at their election, be satisfied through the payment of cash or the delivery of CONDOR Stock, or a combination thereof. For purposes of calculating the value of the CONDOR Stock received or delivered by GLOBAL or WARD (for purposes of determining the amount of any indemnity paid), the value of CONDOR Stock shall be determined as of the date of payment of the indemnity claim in the manner described in Section 1.3(b) hereof. Indemnity obligations of CONDOR shall be satisfied through the payment of cash.

                  (e) Except as specifically set forth in this Agreement, no party shall be entitled to indemnity for claims or conditions which have been waived, or deemed to be waived, by such party.

                  (f) No payment of indemnity shall be duplicative of the Net Worth Adjustment.

                  (g) No party shall be entitled to indemnity hereunder for punitive or consequential damages.

                  (h) WARD agrees that he shall, through the latest applicable Expiration Date (as it relates to GLOBAL and WARD), continue the existence of GLOBAL, and that he shall not voluntarily cause the dissolution or termination of GLOBAL's corporate existence.

                  (i) Notwithstanding any provision herein to the contrary, no Indemnified Party shall be entitled to make any claim for indemnification hereunder after the appropriate Expiration Date, provided, however, that if prior to the close of business on the Expiration Date an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

                  (j) Upon making a claim for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnified claim.

9.       TERMINATION OF AGREEMENT

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a) by mutual consent of CONDOR, GLOBAL and WARD;

                  (b) by CONDOR, on the one hand, or WARD or GLOBAL, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                  (c) by WARD or GLOBAL on the one hand, or by CONDOR, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         9.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.

10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         10.1 WARD and GLOBAL. WARD and GLOBAL recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of GLOBAL and/or CONDOR, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of GLOBAL's and/or CONDOR's respective businesses. WARD and GLOBAL agree that they will not disclose such confidential information to any Person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of CONDOR who need to know information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, (b) following the Closing, such information may be disclosed by WARD as is required in the course of performing his duties for CONDOR or GLOBAL SUB, and (c) to counsel and other advisers, provided that GLOBAL and WARD shall be responsible for such advisor's breach of this Section 10.1, unless (i) such information becomes known to the public generally through no fault of WARD or GLOBAL, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), WARD and GLOBAL shall, if possible, give prior written notice thereof to CONDOR and provide CONDOR with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event the transactions contemplated by this Agreement are not consummated, WARD and GLOBAL shall no longer be subject to all of the above-mentioned restrictions with respect to his ability to disseminate confidential information regarding GLOBAL.

         10.2 CONDOR. CONDOR recognizes and acknowledges that it had in the past, currently has, and in the future may have, access to certain confidential information of GLOBAL, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of GLOBAL's business. CONDOR agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any Person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to WARD and GLOBAL and to authorized representatives of GLOBAL, (b) to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 10.2, unless (i) such information becomes known to the public generally through no fault of CONDOR, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (ii), CONDOR shall, if possible, give prior written notice thereof to GLOBAL and WARD and provide GLOBAL and WARD with the opportunity to contest such disclosure, or
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by CONDOR of the provisions of this Section, GLOBAL and WARD shall be entitled to an injunction restraining CONDOR from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting GLOBAL and WARD from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         10.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 10.1 and 10.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders. Nothing herein shall be construed as prohibiting a party hereto from pursuing any other available remedy for such breach or threatened breach of Sections 10.1 and 10.2, including the recovery of damages.

         10.4 Survival. The obligations of the parties under this Article 10 shall survive the termination of this Agreement for a period of five years from the Closing Date.

11.      GENERAL

         11.1 Cooperation. WARD, GLOBAL and CONDOR shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.

         11.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of CONDOR, and the heirs and legal representatives of WARD. Notwithstanding the foregoing, the parties acknowledge and agree that (a) GLOBAL shall have the right to assign all, or any part, of its rights to receive payment of the Earnout Price to key employees of GLOBAL SUB or an entity of which such key employees (as determined by GLOBAL) are the owners, and (b) CONDOR shall have the right to assign its rights and obligations hereunder to GLOBAL SUB, provided that CONDOR shall guarantee the obligations of GLOBAL SUB.

         11.3 Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among WARD, GLOBAL and CONDOR and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by WARD, GLOBAL and CONDOR.

         11.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

         11.5 Brokers and Agents. Each party represents and warrants that, except as set forth on Schedule 11.5, it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         11.6 Expenses. Except as provided in Section 4.3(d), each party shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

         11.7 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telex (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail, in each case postage prepaid and addressed as follows:

                  (a)      If to CONDOR:

                           Annapolis Office Plaza
                           170 Jennifer Road
                           Suite 325
                           Annapolis, Maryland  21401
                           Attention:  John F. McCabe, Esquire

                  with copies to:

                           Whiteford, Taylor & Preston L.L.P.
                           Seven Saint Paul Street
                           Baltimore, Maryland  21202
                           Attn:  William M. Davidow, Jr., Esq.

                  (b)      If to WARD and GLOBAL:

                           Global Core Strategies, Inc.
                           One Landmark Square
                           Suite 130
                           Stamford, Connecticut 06902

                  with copies to:

                           Christopher Aidun, Esquire
                           Loeb & Loeb, LLP
                           345 Park Avenue
                           New York, New York 10154-0037

                           and

                           Michael R. Friedman, Esquire
                           Sandak Friedman Sommer & Greco, LLP
                           970 Summer Street
                           Stamford, CT 06905

or to such other address or counsel as any party hereto shall specify pursuant to this Section 11.7 from time to time.

         11.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, except that matters herein within the purview of the matters covered by the General Corporation Law of the State of Delaware shall be governed by such General Corporation Law, in each case without reference to conflicts of laws principles.

         11.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         11.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         11.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity. Notwithstanding the foregoing, each party's rights under Section 8 hereof (as specifically limited thereby) shall be the exclusive means by which such party shall seek money damages against another party in connection with the transactions contemplated hereby.

         11.12. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         11.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of CONDOR, GLOBAL and WARD. Any amendment or waiver effected in accordance with this Section 11.14 shall be binding upon each of the parties hereto and their successors or assigns.

         11.14 Sales Taxes. Any sales, use, transfer, recordation or other taxes arising as a result of the transactions contemplated hereby shall be the sole responsibility of GLOBAL and WARD.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     CONDOR:

                                     CONDOR TECHNOLOGY SOLUTIONS, INC.


                                     By: /s/ William J. Caragol, Jr.
                                         ----------------------------
                                     WARD:


                                     /s/ Jerry Ward
                                     --------------
                                     JERRY WARD

                                     GLOBAL:

                                     GLOBAL CORE STRATEGIES, INC.


                                     By: /s/ William J. Caragol, Jr.
                                         ----------------------------